AGREEMENT
                                       OF
                            REORGANIZATION AND MERGER

                                      among

                                   KTI, Inc.,
                            a New Jersey corporation,

                              K-C Industries, Inc.,
                             an Oregon corporation,

                                       and

                                   KES, Inc.,
                             a Delaware corporation.





                               September 19, 1997

                                    AGREEMENT

                                       OF

                            REORGANIZATION AND MERGER


     THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of September 19, 1997 among KTI, Inc., a New Jersey corporation ("KTI"), K-C Industries, Inc., an Oregon corporation ("K-C"), and KES, Inc., a Delaware corporation ("Merger Corp.").

                                    RECITALS

     A. The Boards of Directors of KTI and K-C have determined that it is in the best interests of their respective shareholders for KTI to acquire K-C upon the terms and subject to the conditions set forth in this Agreement.

     B. It is intended that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

     In consideration of the representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Pursuant to the laws of the State of Delaware and Oregon, and subject to and in accordance with the terms and conditions of this Agreement and the Plan of

Merger in the form attached hereto as Exhibit A (the "Plan of Merger"), K-C will be merged with and into Merger Corp., and all shares of Common Stock of K-C, $1.00 per share par value (the "K-C Common Stock"), outstanding immediately before the Effective Time (as defined below), will be converted into the right to receive shares of Common Stock of KTI, without par value (the "KTI Common Stock"), and cash, as provided in Section 1.3. K-C and Merger Corp. will execute a Certificate of Merger to be filed with the Secretary of States of each of the States of Delaware and Oregon on the Closing Date (as defined in Section 1.7) or as soon thereafter as practicable. The merger of K-C with and into Merger Corp. (the "Merger") will take effect (the "Effective Time") at the time when the Certificate of Merger is duly filed by the Secretary of State of the State of Delaware and a copy thereof filed with the Secretary of State of Oregon, or at such other time as the parties may agree upon in writing pursuant to applicable law.

     1.2 Effect of Merger. At the Effective Time, K-C will be merged with and into Merger Corp. in the manner and with the effect provided by the Delaware Business Corporation Law (the "DBCL") and the Oregon Business Corporation Law (the "OBCL"), the separate corporate existence of K-C will cease, and Merger Corp. will be the surviving corporation. From and after the Effective Time, the Certificate of Incorporation, Bylaws, Board of Directors, and officers of Merger Corp. in effect or in office, as the case may be, immediately before the Effective Time will be the Certificate of Incorporation, Bylaws, Board of Directors, and officers of the surviving corporation; provided, however, that the name of the surviving corporation will be K-C Industries International, Inc. The outstanding shares of K-C Common Stock will be converted into the right to receive shares of KTI Common Stock and cash on the basis, terms and conditions described in
Section 1.3.

     1.3 Merger Consideration. Each share of K-C Common Stock outstanding immediately before the Effective Time will be converted into the right to receive:

     (a) (i) shares of KTI Common Stock (or cash in lieu of certain fractional shares as provided in Section 1.4.3) that equals the sum of $4,800,000 divided by the per-share price for KTI Common Stock equal to the higher of $10.00 per share or the average of the closing sales prices for KTI Common Stock on each of the ten trading days immediately preceding the day before the Closing Date as reported in The Wall Street Journal (such price, the "Average Sale Price"), divided by

     (ii) the number of shares of K-C Common Stock outstanding immediately before the Effective Time; and

     (b) cash in an amount equal to $1,200,000 divided by the number of shares of K-C Common Stock outstanding immediately before the Effective Time (such KTI Common Stock and cash, the "Merger Consideration").

          1.3.1 K-C Stock. Each share of K-C Common Stock that is outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the Merger Consideration.

          1.3.2 Merger Corp. Stock. Each share of Common Stock of Merger Corp. issued and outstanding immediately before the Effective Time will remain outstanding without change by virtue of the Merger.

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
     1.4 Surrender and Cancellation of Certificates.

          1.4.1 Surrender of Certificates. After the Effective Time, each holder of shares of K-C Common Stock outstanding immediately before the Effective Time (other than Dissenting Shares), upon surrender to KTI or its agent designated for such purpose of a certificate or certificates formerly representing such shares will be entitled to receive a certificate representing the number of shares of KTI Common Stock into which such shares of K-C Common Stock have been converted pursuant to the provisions of Section 1.3. If any certificate for shares of KTI Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to KTI or its agent designated for such purpose any transfer or other taxes required or establish to the reasonable satisfaction of KTI or its agent that such tax has been paid or is not payable. If any holder of shares of K-C Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares, KTI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, will deliver to such holder the number of shares of KTI Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence reasonably satisfactory to KTI
(1) that such person is the owner of the shares theretofore represented by each certificate claimed by him or her to be lost, wrongfully taken, or destroyed and
(2) that he or she is the person who would be entitled to present such certificate for exchange pursuant to this

Agreement; and (ii) such security or indemnity as may be reasonably requested by KTI to indemnify and hold KTI and its transfer agent harmless with respect to such exchange.

          1.4.2 No Fractional Shares. No certificates or scrip evidencing fractional shares of KTI Common Stock will be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of KTI. In lieu of a fractional share, KTI will pay any holder of shares of K-C Common Stock who would otherwise have been entitled to a fraction of a share of KTI Common Stock upon surrender of the certificates therefor an amount of cash (without interest) determined by multiplying (a) the Average Sale Price by (b) the fractional share interest in KTI Common Stock to which such holder would otherwise be entitled. The provisions of this Section 1.4.3 will apply to the aggregate number of shares of K-C Common Stock held by each holder thereof and each such holder will be required to simultaneously surrender all certificates relating to shares of K-C Common Stock held by such holder in accordance with the provisions of Section 1.4 in order to surrender any such certificate.

          1.4.3 Cancellation. At the Effective Time all shares of K-C Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing any such shares of K-C Common Stock will thereafter represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. The holders of such certificates previously evidencing such shares of K-C Common Stock outstanding immediately before the Effective Time will cease to have any rights with respect to such shares of K-C Common Stock, except as provided in this Agreement.

          1.4.4 Treasury Shares. At the Effective Time, each share of K-C Common Stock or other K-C capital stock held in the treasury of K-C immediately before the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

          1.4.5 Escheat. Neither KTI nor Merger Corp. will be liable to any holder of shares of K-C Common Stock for any shares of KTI Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          1.4.6 Withholding Rights. KTI will be entitled to deduct and withhold from the aggregate Merger Consideration deliverable to any K-C shareholder such amounts as KTI may be required to deduct and withhold with respect to the making of such delivery under the Code or any applicable provision of state, local, or foreign tax law. To the extent that amounts are so withheld by KTI, such withheld amounts will be treated for all purposes of this Agreement as having been delivered to the holder of the shares of K-C Common Stock in respect of which such deduction and withholding was made by KTI.

     1.5 [Intentionally not used]

     1.6 Stock Transfer Books. At the Effective Time, the stock transfer books of K-C will be closed and there will be no further registration of transfers of K-C capital stock or other securities thereafter on the records of K-C. At or after the Effective Time, any certificates for K-C Common Stock presented to KTI or its agent for any reason will be converted into the right to receive the Merger Consideration in accordance with the provisions of this Agreement.

     1.7 Closing. The closing of the Merger (the "Closing") will take place at the offices of Stoel Rives LLP, 700 NE Multnomah, Suite 950, Portland, Oregon 97232 on the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as K-C, KTI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" will be the day on which the last of the conditions set forth in Article V of this Agreement has been fulfilled or waived (other than those conditions that, by their terms, are to be satisfied at the Closing). The parties agree that upon receipt of the consent of KeyBank of New York that the Closing Date and the Condition Completion Date shall be deemed to be September 22, 1997 for purposes of calculating the Merger Consideration and that K-C met all conditions to Closing on September 19, 1997.

     1.8 Subsequent Actions. If, at any time after the Effective Time, Merger Corp. considers or is advised that any deeds, bills of sale, assignments, actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in Merger Corp. its right, title, or interest in, to, or under any of the rights, properties, or assets of K-C acquired or to be acquired by Merger Corp. as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of Merger Corp. will be authorized to execute and deliver, in the name and on behalf of K-C, or otherwise, all such deeds, bills of sale, assignments, and assurances, and to take and do, in the name and on behalf of K-C, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in Merger Corp. or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                              EMPLOYMENT AGREEMENTS

     2.1 Key Employee Agreements. At or before the Closing, K-C will use all reasonable efforts to cause each of Ken J. Choi, Frank Crowley, Phil Epstein, Kyle Trayner and Andrew Fielman ("Key Employees") to sign an employment agreement attached as Exhibits B1-B5 (the "Employment Agreements").

     2.3 Voting Agreement. Each of the Key Shareholders will execute and deliver, concurrently with the execution of this Agreement, a consent to the merger in the form attached as Exhibit C (the "Shareholders Consent").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of K-C. K-C hereby represents and warrants to KTI and Merger Corp as follows:

          3.1.1 Organization and Status. K-C is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased, or operated) or its business conducted require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on K-C. K-C has all requisite corporate power and authority to own, operate, and lease its property and to carry on its businesses as they are now being conducted. K-C has delivered to KTI complete and accurate copies of the Certificate of Incorporation ("Certificate of Incorporation") and the Bylaws of K-C ("Bylaws"), each as amended to the date hereof.

          3.1.2 Capitalization.

               3.1.2.1 Capital Structure. The issues and outstanding capital stock of K-C is as set forth on Schedule 3.1.2.1 (the "Outstanding Securities"). All of the K-C Outstanding Securities have been duly authorized and are validly issued, fully paid, and nonassessable, and no such securities were issued in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. There are no shares of capital stock of K-C authorized, issued, or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, phantom stock, stock appreciation or similar rights, convertible securities, or any other rights, agreements, or commitments of K-C of any character relating to the issued or unissued capital stock or other securities of K-C. There are no outstanding obligations of K-C to repurchase, redeem, or otherwise acquire any K-C Outstanding Securities.

               3.1.2.2 K-C Outstanding Securities Holders. Schedule 3.1.2.2 sets forth a complete and accurate list of each shareholder of record of K-C.

          3.1.3 Corporate Authority. K-C has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the K-C Board of Directors and the shareholders of K-C and validly executed and delivered by K-C. This Agreement constitutes the valid and binding obligation of K-C, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.1.4 Section 368(a)(2)(D) Asset Requirement. Merger Corp. will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by K-C immediately before the Merger. For purposes of this representation, amounts paid by K-C to shareholders who receive cash or other property, K-C assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by K-C immediately preceding the Effective Time will be included as assets of K-C held immediately before the Merger.

          3.1.5 Governmental Filings and Consents. Other than the filing of the Certificate of Merger contemplated by Article I of this Agreement, no notices, reports or other filings are required to be made by K-C with, nor, except as set forth on Schedule 3.1.5, are any consents, registrations, approvals, permits, or authorizations required to be obtained by K-C from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other governmental entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by K-C and the consummation by K-C of the transactions contemplated hereby.

          3.1.6 Investments; Subsidiaries. All direct or indirect investments of K-C in any corporation, partnership, association, joint venture or other entity are listed in Schedule 3.1.6(a).

          3.1.7 No Adverse Consequences. Neither the execution and delivery of this Agreement by K-C nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of K-C,
(b) violate any provision of the Certificate of Incorporation or Bylaws of K-C,
(c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity applicable to K-C, or (d) except as set forth on Schedule 3.1.7, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit, or other agreement, instrument, or obligation to which K-C is a party or by which it is bound.

          3.1.8 Financial Statements. K-C has furnished to KTI an audited balance sheet of K-C as of December 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for the period then ended, and the unaudited balance sheet of K-C as of July 31, 1997 (the "Current Balance Sheet") and the related statements of operations, shareholders' equity, and cash flows for the nine months then ended, and the Updated Financial Statements delivered at or before the Closing pursuant to Section 5.3.5 (all such balance sheets and statements collectively, the "Financial Statements"). The Financial Statements are (or will be, in the case of the Updated Financial Statements) complete and accurate in all material respects and present fairly the financial position and operating results of K-C as of the dates and for the periods indicated therein, and have been (or will be, in the case of the Updated Financial Statements) prepared in accordance with generally accepted accounting principles. The Financial Statements (including notes and schedules) are (or will be, in the case of the Updated Financial Statements) in accordance with the books and records of the Company.

          3.1.9 Undisclosed Liabilities. Except for current liabilities incurred after July 31, 1997 in the ordinary course of business and of a type and in an amount consistent with past practices and not more in the aggregate than $100,000, K-C has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that is not accrued, reserved against, or identified on the Current Balance Sheet. Except as set forth on Schedule 3.1.9, there are no rights of return or other agreements between K-C and any customer that would cause any sales reflected in the Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and K-C's revenue recognition policy as reflected in the Financial Statements. Notwithstanding the foregoing, as to any subject matter covered by a specific representation and warranty of K-C elsewhere in this Agreement, no fact or occurrence that would not breach K-C's specific representation and warranty covering that subject matter will be deemed to be a breach of the representation and warranty contained in this Section 3.1.9.

          3.1.10 Absence of Certain Changes or Events.

               3.1.10.1 Absence of Changes or Events Since December 31, 1996. Since December 31, 1996, except as set forth on Schedule 3.1.10.1, there has not been:

                    (a) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any K-C Outstanding Securities, or any direct or indirect repurchase, redemption or other acquisition by K-C of any of its securities; or

                    (b) Any change by K-C in accounting methods, principles or practices.

               3.1.10.2 Absence of Changes or Events Since July 31, 1997. Since July 31, 1997, except as set forth on Schedule 3.1.10.2, there has not been:

                    (a) Any material adverse change in the business, results of operations, financial condition, properties, or assets of K-C;

                    (b) Any material damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the assets or properties of K-C;

                    (c) Any increase in the rate or terms of compensation payable or to become payable by K-C to its directors, officers, or employees; any change in the rate or terms of any bonus, insurance, pension, or other employee benefit plan, payment or arrangement made to, for, or with any employees of K-C; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

                    (d) Any entry into any agreement, commitment, or transaction (including, without limitation, any license of intellectual property, any borrowing, capital expenditure or capital financing, any purchase, acquisition, sale, or other disposition of assets (other than inventory in the ordinary course of business), any lease or sublease, any guaranty, assumption, or endorsement of payment or performance of any loan or obligation of another, or any amendment, modification or termination of any existing agreement, commitment or transaction) by K-C except as contemplated in this Agreement and except for such agreements, commitments, and transactions as do not exceed $100,000 singly;

                    (e) K-C has not issued or sold any stock of K-C or issued, granted, or created any option, warrant, phantom stock, stock appreciation or similar rights, or any other right to purchase any stock of K-C or any commitment to do any of the foregoing;

                    (f) Any amendment to the Certificate of Incorporation or Bylaws of K-C;

                    (g) Any pending or, to the actual knowledge of K-C, threatened labor disputes, organizational activities or disturbances;

                    (h) Any communication to K-C from any customer of K- C that purchased $100,000 or more of products or services from K-C in the year ended December 31, 1996 that such customer intends to, is desirous of, or is actively considering terminating or materially reducing its purchases from K-C for any reason; or

                    (i) Any change not described above in the assets, liabilities, licenses, permits, or franchises of K-C, or in any agreement to which K-C is a party or by which it is bound, that, either individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, results of operations, financial condition, properties, or assets of K-C.

          3.1.11 Litigation. Except as listed on Schedule 3.1.11, no litigation, proceeding, or governmental investigation is pending or, to the Knowledge of K-C,

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threatened against or relating to K-C, its officers, or directors in their capacities as such, or any of K-C's properties or businesses. No pending litigation or proceeding listed on Schedule 3.1.11 seeks injunctive relief against K-C. For the purposes of this Section 3.1.11, the term "Litigation Reserves" means the amounts specified on Schedule 3.1.11 as such. The pending litigation and proceedings listed on Schedule 3.1.11 will not, if settled, decided, or otherwise resolved in favor of the opposing party or parties, result in any payment obligations of K-C (including without limitation damages and attorneys' fees) greater, in the aggregate, than the Litigation Reserves.

          3.1.12 Compliance with Laws; Judgments. K-C has at all relevant times conducted its business in compliance with (a) the provisions of its Certificate or Articles of Incorporation, Bylaws, and (b) all applicable laws, regulations, and standards, other than violations that individually or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business, financial condition, results of operations, properties, or assets. K-C is not subject to any outstanding judgment, order, writ, injunction, or decree and has not been charged with, or, to the Knowledge of K-C, threatened with a charge of, a violation of any provision of any applicable law or regulation.

          3.1.13 Employment Matters.

               3.1.13.1 Labor Matters. K-C is not a party or otherwise subject to any collective bargaining agreement governing the wages, hours, or terms of employment of its employees. K-C is, and K-C and each Previous Subsidiary has been, in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages, and hours and is not and has not been engaged in any unfair labor practice, other than violations that individually or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business, financial condition, results of operations, properties, or assets. There is no (a) unfair labor practice complaint against K-C pending before the National Labor Relations Board or any other Governmental Entity; (b) labor strike, slowdown or work stoppage actually occurring or, to the Knowledge of K-C, threatened against K-C; (c) representation petition respecting the employees of K-C pending before the National Labor Relations Board or similar agency; or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to K-C.

               3.1.13.2 Employee Benefits. Schedule 3.1.13.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock, and option plans or arrangements), life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by K-C, and K-C has provided KTI with complete and accurate copies of: (a) all such plans or arrangements; (b) K-C's annual reports for the calendar years 1992 to 1996 inclusive (Form 5500 series) filed with the Internal Revenue Service; and
(c) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions). The employee welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and the employee pension benefit plans (within the meaning of Section 3(2) of the ERISA) established and maintained by K-C (the "ERISA Plans") are listed separately as ERISA Plans on Schedule 3.1.13.4. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. K-C has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans that is an employee pension benefit plan is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. A deposit to the K-C profit sharing plan through August 31, 1997, shall be made contemporaneously with closing. Notice will be given to all K-C employees that contributions to the K-C profit sharing trust will cease on the date of closing and participation in the KTI 401(k) plan will commence on October 1, 1997 for employees with one year of service (with tacking for K-C employment), and eligibility for the KTI plan shall be as set forth in the 401(k) plan documents. Except as set forth on Schedule 3.1.13.2, K-C has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multiemployer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees. K-C has never adopted, maintained, or contributed to any plan or arrangement that is or was subject to Section 412 of the Code or Title IV of ERISA (a "DB Plan"), nor has K-C ever been a member of a controlled group of corporations, group of trades or businesses, or affiliated service group (within the meaning of Sections 414(b), (c), and (m) of the Code) that has adopted, maintained, or contributed to a DB Plan.

               3.1.13.3 Employment Agreements. There are no employment or other agreements or understandings of any kind between K-C and any of its employees, including without limitation any agreements or understandings regarding compensation or commissions of any nature, severance payments, or retirement benefits, except as reflected in the items listed in Schedules 3.1.13.2, 3.1.13.3, and 3.1.13.4.

          3.1.14 Title to and Condition of Real Property. Neither K-C nor any Previous Subsidiary has ever owned any real property, and K-C does not now own any real property. Schedule 3.1.14 contains a list of all real property currently leased, occupied, or used by K-C (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof. K-C has exercised its option to extend the lease for The Lakewood, New Jersey real property for a two year period commencing on October 1, 1997 and ending on September 30, 1999. The Leased Real Property includes all such property necessary to conduct the business of K-C. None of the Leased Real Property has been condemned or otherwise taken by public authority and no such condemnation or taking is, to the Knowledge of K-C, threatened or contemplated.

          3.1.15 Title to and Condition of Fixed Assets. Except as noted on
Schedule 3.1.15, K-C has good and marketable title to all of the tangible personal property (excluding inventory) owned or leased by K-C (the "Tangible Personal Property"), free and clear of all material liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever.

          3.1.16 Certain Contracts and Arrangements. Schedule 3.1.16, which is organized by type of agreement, contains a complete and accurate list of each contract, agreement, purchase order, or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by K-C exceeds $100,000.

          3.1.17 Status of Contracts. Each of the material contracts, agreements, commitments and instruments listed on Schedule 3.1.16 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by K-C in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Except as listed in Schedule 3.1.17, there is no existing material default or violation by K-C under any Contract and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a material default of K-C under any Contract. There is no pending or, to the Knowledge of K-C, threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which K-C is lessee or sublessee. Except set forth on Schedule 3.1.17, no consent of the other parties to the Contracts is necessary for the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all Contracts have been delivered to KTI. To the Knowledge of K-C, there is no default by any other party to any Contract or any event that (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the Knowledge of K-C, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties.

          3.1.18 Insurance. Schedule 3.1.18 contains a complete and accurate list of all current policies of primary, excess, or umbrella comprehensive general liability, fire, worker's compensation, or any other form of insurance insuring K-C, its officers or directors, its assets, or its operations (the "Policies"), setting forth the applicable deductible amounts. All premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received by K-C with respect to any Policy. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to KTI. K-C has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

          3.1.19 Permits and Licenses. Schedule 3.1.19 contains a complete and accurate list of all material governmental licenses, permits, franchises, easements, and authorizations (collectively, "Permits") held by K-C, listed by Governmental Entity. To the actual knowledge of K-C, K-C holds, and at all times K-C has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities and other authorities having jurisdiction over it or any part of its operations except for Permits the absence of which would not materially and adversely affect its business. K-C is in compliance with each of the material terms of its Permits.

          3.1.20 Taxes.

               3.1.20.1 Returns. Except as set forth on Schedule 3.1.20.1, each of K-C and each Previous Subsidiary has filed on a timely basis all federal, state, foreign and other returns, reports, forms, declarations, and information returns required to be filed by it with respect to Taxes (as defined below) that relate to the business, results of operations, financial condition, properties, or assets of K-C or any Previous Subsidiary (collectively, the "Returns"), and K-C has delivered copies of all such returns filed for the years of 1992 to 1996 inclusive to KTI, and has paid on a timely basis all Taxes shown to be due on the Returns. Except as set forth on Schedule 3.1.20.1, K-C is not, and neither K-C nor any Previous Subsidiary has ever been, part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local, or foreign law. Except as set forth on Schedule 3.1.20.1, K-C is not, and neither K-C nor any Previous Subsidiary has ever been, a party to any tax- sharing or tax-allocation agreement. K-C does not have any liability for Taxes of any person (other than itself), whether arising under federal, state, local, or foreign law, as a transferee or successor, by contract, or otherwise. No extensions of time have been requested for Returns that have not been filed and no statute of limitations has been waived with respect to any Tax except as set forth on
Schedule 3.1.20.1. Except as set forth on Schedule 3.1.20.1, no Returns have been examined by the applicable taxing authorities for all periods to and including the fiscal year ended December 31, 1995 and, except as set forth on
Schedule 3.1.20.1, K-C has not received any notice of claim or audit from any taxing authority with respect to itself or any Previous Subsidiary and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.

               3.1.20.2 Taxes Paid or Reserved. The reserves for Taxes reflected on the Current Balance Sheet are adequate for payment of Taxes in respect of periods ending on or before the date of the Current Balance Sheet. All reserves for Taxes have been determined in accordance with generally accepted accounting principles and applicable accounting rules and regulations of the SEC consistently applied throughout the periods involved and with prior periods. All Taxes that K-C has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               3.1.20.3 Definition. The term "Tax" or "Taxes" means all federal, state, and local net income taxes.

          3.1.21 Related Party Interests. Except for a lease on the Portland office that is with an entity 50% owned by Ken Choi and subordinated loans to certain Key Shareholders, and except as listed in Schedule 3.1.21, no Holder, officer, or director of K-C (or any entity owned or controlled by one or more of such parties) (a) is indebted to K-C or (b) has any other right, arrangement, or agreement binding upon K-C, including without limitation any registration rights agreement, stock purchase agreement, or similar arrangement (other than obligations contained in K-C's Articles of Incorporation or Bylaws).

          3.1.22 Environmental Conditions.

               3.1.22.1 Compliance. The business, assets, and operations of K-C, including without limitation the Leased Real Property, are and have been in material compliance with all Environmental Laws (as defined below) and all material Permits required for the operations of K-C under any Environmental Law. There are no pending or, to the Knowledge of K-C, threatened claims, actions or proceedings against K-C under any Environmental Law or related Permit. All wastes generated in connection with K-C's business are and have been transported and disposed of off-site in compliance with all Environmental Laws. No wastes, including hazardous and solid wastes, have been or are stored on, at, or under the Leased Real Property in violation of any Environmental Law.

               3.1.22.2 Hazardous Substances. Except for ordinary household cleaners and office supplies or as set forth on Schedule 3.1.22.2, no Hazardous Substance (as defined below) is present on, at, or under the Leased Real Property. Except as would not violate any Environmental Law, no Hazardous Substance has been disposed of, spilled, leaked, discharged, or otherwise released on, in, under or has migrated off-site from the Leased Real Property or has otherwise come to be located in the soil or water (including surface and ground water) in, on, under, or adjacent to the Leased Real Property. Except for ordinary household cleaners and office supplies or as set forth on Schedule 3.1.22.2, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used, or otherwise handled on the Leased Real Property or in connection with the business or operations of K-C. Except as listed on Schedule 3.1.22.2, there are not and have never been any above-ground or underground storage tanks (whether or not regulated and whether or not out of service, closed, or decommissioned) on the Leased Real Property during the period of occupancy or use by K-C.

               3.1.22.3 Definitions. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign, or local statute, ordinance, or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive, or infectious substance, material or waste as defined, listed, or regulated under any Environmental Law, and includes without limitation radioactive material and petroleum oil and its fractions.

          3.1.23 Records. The books of account are complete and accurate in all material respects. Complete and accurate copies of such books, records, and ledgers (except for corporate record documents duly noted as lost) have been made available to KTI.

          3.1.24 Brokers and Finders. K-C has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

     3.3 Representations and Warranties of KTI. KTI hereby represents and warrants to K-C that, except as specifically set forth in Schedule 3.3 (the "KTI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

          3.3.1 Organization and Status. Each of KTI and its operating subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased, or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on KTI. Each of KTI and its operating subsidiaries has all requisite corporate power and authority to own, operate, and lease its property and to carry on its businesses as they are now being conducted.

          3.3.2 Capitalization. KTI has authorized capital stock consisting of 20,000,000 shares of Common Stock, without par value, of which 6,920,799 shares were outstanding on August 12, 1997 and 10,000,000 shares of Preferred Stock authorized, of which 487,500 Series A no par and 856,000 Series B no par shares of Preferred Stock, were outstanding on September 15, 1997. All of the outstanding shares of capital stock of KTI have been duly authorized and are validly issued, fully paid, and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. Except under the terms of the various KTI employee or director benefit plans, or as disclosed in the KTI SEC Reports (defined in Section 3.3.10) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating KTI to issue any shares of capital stock.

          3.3.3 Corporate Authority. KTI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of KTI and duly and validly executed and delivered by KTI. This Agreement constitutes the valid and binding obligation of KTI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.3.4 Control of Merger Corp Before Merger. Before the Effective Time, KTI will be in control of Merger Corp. within the meaning of Section 368(c) of the Code.

          3.3.5 Control of Merger Corp After Merger. KTI has no plan or intent to cause Merger Corp. to issue additional shares of its stock following the Merger that would result in KTI losing control of Merger Corp. within the meaning of Section 368(c) of the Code.

          3.3.6 Continuation of K-C's Business. KTI intends to cause Merger Corp. to continue the historic business of K-C or use a significant portion of K-C's business assets in a business following the Merger.

          3.3.7 No Plan to Reacquire Merger Consideration. KTI has no plan or intention to reacquire any KTI Common Stock issued as Merger Consideration.

          3.3.8 No Plan to Liquidate or Merge Merger Corp. KTI has no plan or intention to liquidate Merger Corp., to merge Merger Corp. with and into another corporation, to sell or otherwise dispose of the stock of Merger Corp., or to cause Merger Corp. to sell or otherwise dispose of any of the assets of K-C transferred pursuant to the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          3.3.9 Governmental Filings. Other than the filing of (a) the Certificate of Merger contemplated by Article I and (b) the Registration Statement described in Section 4.3.1, no notices, reports or other filings are required to be made by KTI with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by KTI from, any Governmental Entity in connection with the execution and delivery of this Agreement by KTI and the consummation by KTI of the transactions contemplated hereby.

          3.3.10 KTI SEC Reports. KTI has heretofore furnished K-C with complete copies of all registration statements, reports, and proxy statements, including amendments thereto, filed with SEC since December 31, 1994 and before the date of this Agreement (collectively, the "KTI SEC Reports"). KTI has timely filed with the SEC all registration statements, reports, proxy statements, and other filings required to be made by it under applicable laws and regulations. Each of the KTI SEC Reports, at the time filed or at the time of its effectiveness, if later, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the applicable rules and regulations of the SEC thereunder. Since July 31, 1997, there has been no material adverse change in the business, results of operations, financial condition, properties, or assets of KTI.

          3.3.11 Litigation. Except as set forth in the KTI SEC Reports, no material litigation, proceeding, or governmental investigation is pending or, to the knowledge of KTI, threatened against or relating to KTI, its officers or directors in their capacities as such or any of its subsidiaries, or their respective properties or businesses.

          3.3.12 No Adverse Consequences. Neither the execution and delivery of this Agreement by KTI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of KTI or any subsidiary of KTI, (b) violate any provision of the Articles of Incorporation or Bylaws of KTI or any subsidiary of KTI, (c) violate any statute, judgment, order, injunction, decree, rule, regulation, or ruling of any Governmental Entity applicable to KTI or any subsidiary of KTI, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions, or provisions of, or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit, or other agreement, instrument or obligation to which either KTI or any subsidiary of KTI is a party or by which any of them is bound.

          3.3.13 Not Investment Companies. Neither KTI nor Merger Corp. is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code

          3.3.14 Proxy Statement/Prospectus. The information regarding KTI or Merger Corp. contained in the Proxy Statement/Prospectus will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statement therein not misleading; provided, however, that no representation or warranty is made hereby with respect to information contained in such Proxy Statement/Prospectus that is furnished in writing by K-C or any Key Shareholder (or their respective representatives) expressly for use in such Proxy Statement/Prospectus or information relating to K-C or any Key Shareholder that is reviewed by K-C with the knowledge that it will be so used and without objecting to such use. KTI will promptly inform K-C of the happening of any event before the Effective Time that would render the information regarding KTI or Merger Corp. incorrect in any material respect or require the amendment of the Proxy Statement/ Prospectus.

          3.3.15 Brokers and Finders. Neither KTI nor any of its subsidiaries has incurred any liability for any commissions or finders' fees in connection with the Merger.

     3.4 Representations and Warranties Relating to Merger Corp. KTI and Merger Corp. hereby represent and warrant to K-C that:

          3.4.1 Organization and Status. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor does it own or operate any business or operations. KES has delivered to K-C a balance sheet certified by its Senior Vice President as of the Closing Date.

          3.4.2 Capitalization. Merger Corp. has an authorized capital stock consisting of 1000 shares of Common Stock, of which 1000 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merger Corp. are owned by KTI directly or indirectly.

          3.4.3 Corporate Authority. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.4.4 Governmental Filings. Other than the filing of the Certificate of Merger contemplated by Article I of this Agreement, no notices, reports, or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

          3.4.5 Litigation. No litigation, proceeding or governmental investigation is pending or, to the knowledge of KTI or Merger Corp., threatened against or relating to Merger Corp. or its officers or directors in their capacities as such.

          3.4.6 No Operations. Merger Corp. does not conduct active operations and has no assets or liabilities other than in accordance with this Agreement.

          3.4.7 No Change of Control. Merger Corp. has no plan or intent to issue additional shares of its stock following the Merger that would result in KTI losing control of Merger Corp. within the meaning of Section 368(c) of the Code.

          3.4.8 Continuation of K-C's Business. Merger Corp. intends to continue the historic business of K-C or use a significant portion of K-C's business assets in a business following the Merger.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Mutual Covenants.

          4.1.1 Consents and Approvals. Each of K-C and KTI will use all reasonable efforts to secure, and KTI will cause Merger Corp. to use all reasonable efforts to secure, all consents, approvals, licenses, or permits that may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses, or permits in forms reasonably satisfactory to K-C and KTI.

          4.1.2 Reasonable Efforts. Subject to the terms of this Agreement, each of K-C and KTI will use all reasonable efforts, and KTI will cause Merger Corp. to use all reasonable efforts, to effectuate the transactions contemplated hereby and to cause the fulfillment of the conditions to their respective obligations under this Agreement.

          4.1.3 Publicity. Except as required by law or applicable Nasdaq or stock exchange rules, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of KTI and K-C, in each case not to be unreasonably withheld.

          4.1.4 Confidentiality. The provisions of the Confidentiality Agreement dated August 25, 1997 between K-C and KTI (the "Confidentiality Agreement") will apply to all "Confidential Information" (as defined in the Confidentiality Agreement) obtained by any party pursuant to this Agreement.

     4.2 Covenants of K-C.

          4.2.1 Conduct of Business. From the execution of this Agreement until the Effective Time, K-C will carry on its business in the ordinary and usual manner and will use all reasonable efforts to maintain its existing relationships with suppliers, customers, employees, and business associates, and will not, except as set forth on Schedule 4.2.1 or as specifically permitted by this Agreement, without the prior written consent of KTI (which consent will not unreasonably be withheld):

               (a) amend its Certificate of Incorporation or Bylaws;

               (b) enter into any new agreements with, or amend any plans or arrangements with respect to an increase in compensation or benefits payable to, its officers or employees, or declare, contribute, or pay any discretionary amount relating to compensation, deferred compensation, or benefits payable to its officers or employees, including without limitation bonus, profit sharing, incentive, or ERISA Plan contributions;

               (c) split, combine, or reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

               (d) declare, set aside, or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

               (e) issue, sell, create, pledge, dispose of, or encumber any additional shares of its capital stock of any class, or any securities convertible into or exchangeable for, or any options, warrants, calls, stock appreciation or similar rights, or other commitments or rights of any kind with respect to, any shares of its capital stock of any class or any phantom stock;

               (f) redeem, purchase, or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation, permit any other corporation to merge into or consolidate with it, liquidate, sell, or dispose of any of its assets (other than inventory sold in the ordinary course of business), or close any plant or business operation;

               (g) except for short-term indebtedness and indebtedness incurred pursuant to K-C's revolving credit agreement and renewals, replacements, and amendments thereof not in excess of the current maximum credit limit under such credit agreement incurred in the ordinary course of business, incur, assume, or guarantee any indebtedness, or modify or repay any existing indebtedness;

               (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of K-C) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement or in the ordinary course of business not exceeding $100,000 singly, or take or omit to take any action that is reasonably likely to have a material adverse effect on the business, properties, financial condition, or results of operations of K-C;

               (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of any property or assets (including without limitation any intellectual property), encumber any property or assets, or incur or modify any liability, other than the sale of inventory in the ordinary course of business or liabilities incurred in the ordinary course of business and less than $100,000 singly;

               (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

               (k) make any tax election except to convert K-C from a subchapter S corporation to a C corporation in conjunction with the Merger;

               (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated, or renewed;

               (m) change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred with by K-C's independent auditors, or change its fiscal year; or

               (n) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (m) above.

          4.2.2 Acquisition Proposals. Unless and until this Agreement has been terminated pursuant to Section 7.1 or Section 7.2, K-C will not directly, or indirectly through any officer, director, agent, employee, or representative,
(a) encourage, initiate, or solicit, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets, or similar business transaction involving K-C (each, an "Acquisition Transaction");
(b) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (c) enter into or execute any agreement relating to an Acquisition Transaction; or (d) make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Notwithstanding the foregoing, nothing contained herein will prohibit K-C from taking the actions described above in connection with an unsolicited third-party proposal or offer of an Acquisition Transaction if and to the extent that (i) the Board of Directors of K-C determines in good faith, upon advice of legal counsel, that such action is required for the directors of K-C to fulfill their fiduciary duties and obligations under Oregon law and (ii) before furnishing such information to or entering into discussions or negotiations with such third party, K-C provides prompt written notice to KTI of such proposal or offer and, to the extent not inconsistent with the fiduciary duties of K-C's officers and directors, provides material information concerning such proposal or offer (including proposed terms and the identity of the person or entity making such proposal or offer) and thereafter continues to cooperate with KTI by informing KTI of additional material facts as they arise and furnishing to KTI any additional information furnished in connection with such proposal or offer.

          4.2.3 Investigations and Customer Visits. K-C will give KTI and its representatives and agents reasonable access to all its premises, books, records, agreements, and files and will cause the officers of K-C to furnish KTI with such financial and operating data and other information in its possession with respect to its business, customers, and properties as KTI from time to time reasonably requests. Without limitation of the foregoing, K-C will permit KTI to conduct an operations review at the plant level during which KTI will have access to the plant managers, sales and marketing managers, finance officers, and technology, environmental, and human resource managers of each K-C operating facility, and will make all reasonable efforts to arrange for KTI (or its representatives or agents) to visit such K-C customers as KTI may reasonably request. Any such investigations (a) will be conducted in such a manner as not to interfere unreasonably with the operation of K-C's business or the businesses of K-C's customers; and (b) will not diminish any of the representations and warranties contained in this Agreement.

          4.2.4 K-C Shareholders Consent. K-C will obtain a shareholders' consent to approve the Merger.

          4.2.5 Information for Proxy Statement/Prospectus and Registration Statement. K-C will promptly provide to KTI for inclusion in the Proxy Statement/Prospectus and in the Registration Statement described in Section 4.3.1, and for

KTI's 8-K filing and documents requested by auditors, in a form reasonably satisfactory to KTI, such information concerning K-C's operations, capitalization, technology, and securities ownership and such other information as KTI may reasonably request.

          4.2.6 Consents. K-C will use all reasonable efforts to obtain, on or before the Closing Date and without modification of the rights or obligations of K-C, all necessary consents of Governmental Entities with respect to the Permits listed on Schedule 3.1.19 and all necessary consents with respect to the Contracts as listed on Schedule 3.1.16.

     4.3 Covenants of KTI.

          4.3.1 Registration Statement. KTI, with K-C's cooperation, will file within ninety (90) days with the SEC a Registration Statement on Form S-3 (including the Prospectus) for the purposes of registering the sale of the shares of KTI Common Stock that the holders of shares of K-C Common Stock will be entitled to receive pursuant to Section 1.3 of this Agreement and KTI, with K-C's cooperation, will use all reasonable efforts to cause such Registration Statement to be declared effective as promptly as practicable.

          4.3.2 Listing of KTI Common Stock. KTI will list the shares of KTI Common Stock that the holders of shares of K-C Common Stock will be entitled to receive pursuant to the provisions of this Agreement on the Nasdaq National Market System.

          4.3.3 Issuance of Certificates. After the Effective Time, KTI will issue and deliver, or will cause to be issued and delivered, in accordance with the provisions of this Agreement, stock certificates representing the number of shares of KTI Common Stock to be issued in the Merger.

          4.3.4 Indemnification Provisions of Merger Corp.'s Certificate. KTI will cause the Certificate of Incorporation of Merger Corp. (the "Merger Corp. Certificate") to include provisions for the indemnification of K-C's current and former officers and directors to the fullest extent permitted by the DBCL, and will not, for a period of five years following the Effective Time, cause the removal of any such provision in the Merger Corp. Certificate or permit any such provision to be materially and adversely modified or amended, subject to the requirements of Delaware law in respect thereto.

     4.4 Covenants of Merger Corp. Merger Corp., except as is contemplated by this Agreement, will not, before the Effective Time, (a) engage in any business activities, (b) liquidate or merge into, or consolidate with any other corporation, (c) permit any other corporation to merge into or consolidate with it, (d) increase its authorized capital stock, or (e) issue options, rights, or warrants to purchase any of its capital stock. In addition, for a period of five years following the Effective Time, Merger Corp. will not amend the Merger Corp. Certificate to remove any provision relating to indemnification of K-C's current or former officers and directors or materially and adversely modify or amend any such provision.

                                    ARTICLE V

                                   CONDITIONS

     5.1 Conditions to the Obligations of All Parties. The obligations of K-C, KTI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.1.1 Regulatory Approvals. The parties will have made all filings with and received all approvals of Governmental Entities of competent jurisdiction necessary to consummate the Merger, and each of such approvals will be in full force and effect at the Closing and not subject to any condition that requires the taking or refraining from taking of any action that would have a material adverse effect on K-C or on KTI or its subsidiaries.

          5.1.2 Litigation. There will not be in effect any final order, decree, or injunction of any Governmental Entity of competent jurisdiction restraining, enjoining, or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any non-final, appealable order, decree, or injunction of such import set aside or lifted), and there will have been no action taken, and no statute, rule, or regulation enacted, by any state or federal government or Governmental Entity in the United States that would prevent the consummation of the Merger.

     5.2 Conditions to the Obligations of K-C and the Key Shareholders. The obligations of K-C and the Key Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.2.1 Representations, Warranties and Covenants. The representations and warranties of KTI and Merger Corp. contained in this Agreement will be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for (i) representations and warranties made as of a specific date, which representations and warranties need only be correct as of such date and (ii) changes specifically contemplated by this Agreement, and KTI and Merger Corp. will have performed all of their respective covenants and obligations hereunder to be performed as of the Closing. K-C will have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of KTI by an officer of KTI and on behalf of Merger Corp. by an officer of Merger Corp. For purposes of affirming the accuracy of the representations and warranties of KTI made as of the Closing, the term "KTI SEC Reports" will be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by KTI with the SEC after the date of this Agreement and before Closing.

          5.2.2 No Material Adverse Change. Since July 31, 1997 there will have been no material adverse change, or discovery of a condition or occurrence of an event that has resulted or reasonably can be expected to result in a material adverse change, in the business, properties, financial condition, or results of operations of KTI and its subsidiaries taken as a whole.

          [5.2.3 Intentionally not used.]

          5.2.4 K-C Shareholder Approval, Etc. In accordance with the applicable provisions of the DBCL and the Certificate of Incorporation and Bylaws of K-C, the requisite percentages of the Voting K-C Securities will have approved this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby; provided, however, that K-C may rely on this condition to avoid its obligation to consummate the Merger and the other transactions contemplated by this Agreement only if K-C has used its best efforts to satisfy all of the conditions contained in this Section 5.2.4.

          5.2.5 Release of Personal Guaranties. U.S. National Bank of Oregon ("USNB") shall have waived or consented to the Merger or, if USNB has not released each of the Key Shareholders from personal guaranties delivered by such Key Shareholders to USNB with respect to the line of credit and indebtedness incurred by K-C with USNB, KTI shall indemnify and hold the Key Shareholders harmless from any demand, claim or payment made by Key Shareholders to USNB for any indebtedness of K-C in respect of such guaranties, and KTI shall, within 30 days of notice from USNB, either purchase the notes for which the guaranties were given or refinance the notes causing the guaranties to be released if USNB determines within 60 days hereof that it will not release the guaranties. So long as any personal guaranty of a Key Shareholder is in effect, Merger Corp. shall not (a) disburse any funds to KTI for corporate overhead allocations, (b) loan any funds to KTI or any subsidiary of KTI other than Merger Corp., and (c) declare dividends. After the Closing, Merger Corp. shall not disburse funds to KTI or subsidiaries of KTI for allocated corporate overhead expenses, dividends or loans if such disbursements would impair K-C's ability to meet its obligations to non-K-C entities in accordance with the terms of such obligations. The covenants in this subsection shall survive the Closing.

          5.2.6 Capitalization for Payment of Shareholder Loans. KTI shall promptly after receipt of a written consent from KeyBank of New York, make a capital contribution to Merger Corp. funds sufficient to cause Merger Corp. to redeem subordinated indebtedness of K-C to certain Key Shareholders in the amount of $875,000.

          5.2.7 Reissuance of Subordinated Shareholder Notes. K-C shall have issued new subordinated shareholder notes after payment of the loans from KTI capitalization for such purpose, subordinated to USNB or any lender refinancing the USNB debt, such new notes to be amortized (principal) over a five year period commencing on the first anniversary of the closing, in equal annual payments on each anniversary date thereafter until paid in full, bearing interest during each month while outstanding at the prime rate of KeyBank of New York as of the first business day of such month, payable on the first business day of the following month (calculated on the basis of the actual number of days for the monthly period using a 360 day year), without prepayment penalty.

     5.3 Conditions to the Obligations of KTI and Merger Corp. The obligations of KTI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.3.1 Representations, Warranties and Covenants. The representations and warranties of K-C and the Key Shareholders contained in this Agreement will be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for (i) representations and warranties made as of a specific date which representations and warranties need only be correct as of such date and (ii) changes specifically contemplated by this Agreement, and each of K-C and each Key Shareholder will have performed in all material respects all of its, his, or her respective covenants and obligations hereunder to be performed as of the Closing. KTI will have received at the Closing a certificate to the foregoing effect, dated the Closing Date and executed on behalf of K-C by an officer of K-C with respect to K-C's representations, warranties, and covenants, and certificates dated the Closing Date and executed by or on behalf of each of the Key Shareholders concerning the Key Shareholders' representations, warranties, and covenants.

          5.3.2 Consents and Approvals. All nongovernmental consents and approvals required to be obtained by K-C for consummation of the Merger will have been obtained, other than those that, if not obtained, would not, either singly or in the aggregate, have a material adverse effect on K-C.

          5.3.3 No Material Adverse Change. Since July 31, 1997 there will have been no material adverse change, or discovery of a condition or occurrence of an event that has resulted or reasonably can be expected to result in a material adverse change, in the business, properties, financial condition, or results of operations of K-C.

          5.3.4 Other Agreements. K-C will have caused each of the Key Shareholders to execute an applicable Employment Agreement.

          5.3.5 Updated Financial and Other Information. KTI will have received
(a) the unaudited balance sheet of K-C and the related statements of operations, shareholders' equity, and cash flows for the fiscal year ended July 31, 1997 (together, the "Updated Financial Statements"), and (b) schedules of accounts and notes receivable (including an aging analysis), liability accounts, inventories (organized by category), and backlog (by customer and product), in each case as of immediately before the Closing Date and accompanied by an officer's certificate as to accuracy and completeness of such statement or schedule, and the Updated Financial Statements will not indicate that there has been any material adverse change in the financial condition or operating results of K-C since December 31, 1997.

          5.3.6 K-C Shareholder Approval, Etc. In accordance with applicable provisions of the DBCL, the Articles of Incorporation and Bylaws of K-C, and any applicable state or federal securities laws, the requisite percentages of the Voting K-C Securities will have approved this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby. KTI and Merger Corp. will have received a certificate dated the Closing Date and executed by an authorized officer of K-C stating that this Agreement and the transactions contemplated by it have been duly and validly approved by the shareholders of K-C.

          5.3.7 Absence of K-C Dissenters. All shareholders of Voting K-C Securities will have signed a written consent to the Merger in a form satisfactory to K-C.

          5.3.8 K-C Revised Schedules. All schedules to this Agreement relating to K-C's representations and warranties will have been revised as necessary as of the Closing Date, and such revised schedules are satisfactory to KTI in its sole discretion.

                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     6.1 Survival.

          6.1.1 Survival of Representations and Warranties. All representations and warranties of any party contained in this Agreement or in any agreement, document, or instrument delivered pursuant to or in connection with this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but will be extinguished and be of no further force or effect from and after April 15, 1999, except that any claim for which a Claim Notice (as defined in

Section 6.5.1) is delivered pursuant to Section 6.5.1 before April 15, 1999 will survive until the settlement or other final resolution of such claim. No Claim Notice will be effective if delivered after the time period specified in this
Section 6.1.1.

          6.1.2 Survival of Article IV Covenants. All of the covenants of any party contained in Article IV of this Agreement will be extinguished and be of no further force or effect after the Effective Time, except that Sections 4.1.4, 4.3.3, 4.3.4, and 4.4 will survive the Effective Time in accordance with their respective terms.

     6.2 Indemnification. (a) From and after the Effective Time and subject to the limitations of this Article VI, the Key Shareholders will, severally and not jointly, and only to the extent of 25% of the Merger Consideration received by such Key Shareholder, indemnify and hold harmless KTI and Merger Corp. and their respective officers, directors, and shareholders (collectively, the "Indemnified Parties") from, for, and against any losses, costs, expenses, damages, and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by an Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of K-C made in this Agreement (after taking into account any revised schedule provided pursuant to Section 5.3.8). (b) From and after the Effective Time and subject to the limitations of this Article VI, each Key Shareholder will, severally and not jointly, and only to the extent of 25% of his, her, or its Merger Consideration, indemnify and hold harmless each Indemnified Party from, for, and against any Damages incurred by such Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of such Key Shareholder made in this Agreement.

     6.3 [Intentionally not used]

     6.4 Threshold for Indemnity Claims. No indemnification payment obligation will arise under this Article VI unless and until the aggregate amount of Damages claimed by all Indemnified Parties under this Article VI exceeds $100,000 (the "Claim Threshold"); provided, however, that once the Claim Threshold is exceeded, all Damages of the Indemnified Parties, including the first $100,000 (in the aggregate) of Damages claimed by the Indemnified Partes, will be subject to the indemnity provisions of this Article VI.

     6.5 Claim Procedure for Indemnification. The obligations and liabilities of the Key Shareholders in connection with claims for indemnification for Damages by an Indemnified Party will be subject to the following terms and conditions:

          6.5.1 Notice. The Indemnified Party must give written notice (a "Claim Notice") to the Key Shareholder Representatives of its claim for indemnification as promptly as practicable whenever the Indemnified Party has determined that there are facts or circumstances that may entitle the Indemnified Party to indemnification under this Article VI; provided, however, that the failure to give a timely Claim Notice (so long as such Claim Notice is within the time period specified in Section 6.1.1) will not diminish the indemnification obligations hereunder except to the extent that the delay in giving such Claim Notice materially adversely affects the ability of the Key Shareholder Representatives to mitigate Damages with respect to any claim. The Claim Notice must set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

          6.5.2 Response to Third Party Claim. If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "Third Party Claim"), KTI will undertake, conduct, and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim and the Key Shareholder Representatives will provide such assistance as is reasonably requested by KTI in connection with such settlement or defense.

          6.5.3 Diligent Conduct. If, within five days after receipt by KTI from the Key Shareholder Representatives of written notice that KTI is not diligently conducting the defense or attempted settlement of any Third Party Claim in good faith, KTI does not provide reasonably sufficient evidence to the Key Shareholder Representatives that KTI is diligently conducting such defense or attempting such settlement in good faith, the Key Shareholder Representatives will thereafter have the right to contest, settle or compromise such Third Party Claim.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time by the mutual consent of K-C and KTI.

     7.2 Termination Under Certain Other Conditions.

          7.2.1 Automatic Termination. This Agreement will automatically terminate without any action by KTI, K-C, Merger Corp., or the Key Shareholders if the Merger has not become effective on or before October 31, 1997, provided, however, that automatic termination of this Agreement pursuant to this Section
7.2.1 will not limit the liability of any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

          7.2.2 Termination by KTI or K-C. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time by KTI or K-C if any Governmental Entity of competent jurisdiction in the United States or any state has issued an order, judgment, or decree restraining, enjoining, or otherwise prohibiting the Merger and such order, judgment, or decree has become final and nonappealable;

     7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, this Agreement immediately will become void and of no effect, except that Sections 4.1.4, 8.1, 8.11, and 8.12 will survive the event of termination.

                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

     8.1 Payment of Expenses. Each party will be responsible for the costs and expenses incurred by it in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement, provided that nothing in this Agreement will limit the right, if any, of a non-breaching party to obtain damages, including attorneys' fees, incurred as a result of a breach of this Agreement by another party.

     8.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto, and the Confidentiality Agreement constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to its subject matter.

     8.3 Assignment. This Agreement is not assignable by any of the parties hereto without the prior written consent of each of KTI and K-C.

     8.4 Binding Effect; No Third Party Benefit. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in
Section 8.3. Nothing express or implied in this Agreement is intended or will be construed to confer upon or give to a person, firm, or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except for the provisions of Sections
4.3.4 and 4.4 concerning indemnification of current and former officers and directors of K-C under the Merger Corp. Certificate.

     8.5 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, and supplemented at any time before or at the Closing, whether before or after the vote of the shareholders of K-C, by written agreement executed and delivered by each of the Key Shareholders and by the duly authorized officers of K-C, KTI, and Merger Corp.

     8.6 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

     8.7 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

     8.8 Captions. The article, section and paragraph captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

     8.9 Subsidiary. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     8.10 Notices. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, return receipt requested, or sent by telex, telegram, or facsimile (in each case with evidence of confirmed transmission) as follows:

     If to K-C, to it at:

           9999 SW Wilshire Street, Suite 101
           Portland, OR  97225
           Attention: Chairman of the Board, President and Chief
                      Executive Officer
           Fax:  (503) 297-4395
     with copies to:

           Stoel Rives LLP
           700 NE Multnomah, Suite 950
           Portland, OR 97232
           Attention: David Lloyd
           Fax:  (503) 230-1907

     If to KTI or Merger Corp., to it at:

           7000 Boulevard East
           Guttenberg, NJ  07093
           Attention: Martin J. Sergi, President
           Fax:  (201) 854-1771

     with copies to:

           Robert E. Wetzel, General Counsel
           7000 Boulevard East
           Guttenberg, NJ  07093
           Fax:  (201) 854-1771

     If to the Key Shareholders, to the "Key Shareholder Representatives," who are listed on Schedule 8.10, at the address specified for each Key Shareholder Representative on Schedule 8.10. Each Key Shareholder hereby appoints each of the Key Shareholder Representatives listed on Schedule 8.10 as his, her, or its agent for the purpose of receiving notices and other communications relating to this Agreement and the Escrow Agreement.

     Any party may change the person or address for notices under this Agreement by notifying all other parties in writing of such change. All notices, requests, demands, waivers, and communications relating to this Agreement will be deemed to have been received on the date of delivery or on the third business day after mailing in accordance with this Section 8.10.

     8.11 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger will also be governed by the merger provisions of the DBCL, and to the extent of matters relating to filings in Oregon by K-C showing the Merger has occurred, will also be governed by merger provisions of the OBCL.

     8.12 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees as fixed by final order of the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by final order of the appellate court.

     8.13 Separability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

KTI, INC.,
a New Jersey corporation,


By: /s/ ROBERT E. WETZEL
    -----------------------------------
Name:  Robert E. Wetzel
Title:  Senior Vice President, Secretary and General Counsel


K-C INDUSTRIES, INC.,
an Oregon corporation,


By: /s/ KEN J. CHOI
    -----------------------------------
Name:  Ken J. Choi
Title:  President


KES, Inc.,
a Delaware corporation,


By: /s/ ROBERT E. WETZEL
    -----------------------------------
Name:  Robert E. Wetzel
Title:  Senior Vice President, Secretary and General Counsel